EXHIBIT 99

This letter evidences our agreement regarding the proposed operation of Evans Systems, Inc. ("EVSY") and shall serve to confirm our understanding that pending the outcome of our various claims against HISC and EVSY, the undersigned parties agree as follows:

     1. MJMM Investments, LLC and EVSY shall pay the balance due and owing on EVSY shell over a reasonable period of time, which amount includes the remaining payments under the existing stock purchase agreement plus expenses incurred by Cain, Smith & Strong II, LP ("CSS"), Big Apple Consulting USA, Inc. and Frank Moody to date in connection with accounting and legal fees and all parties shall agree on an entity to merge therein, which would bring value to the shareholders, which such agreement shall not be unreasonably withheld;

     2. If necessary, Frank Moody shall serve as President of EVSY and on the Board of Directors;

     3. If necessary, Dan Willis, Michael Douglas Smith and Skelly Strong shall also be appointed to the Board of Directors and with the option to refuse such appointment if they desire. Each director will be paid in preferred stock of EVSY and shall be reimbursed for his out of pocket expenses.

     4. Each of CSS and Frank Moody shall receive $2,000,000 worth of Preferred Stock which stock shall be valued at $1.00 per share, and which shall convert dollar for dollar into common stock on the first anniversary of its issuance, based upon the ten (10) day average closing bid price. Such preferred stock shall have standard anti-dilution protections and liquidation preferences.

     5. The terms of the original deal with HISC and the stock and other payment of $1,000 that were to be made to the Directors for serving thereon shall be made.

     6. The convertible note that Big Apple Consulting USA, Inc. currently possesses for EVSY purchased from Cain Smith and Strong, shall be converted at $0.05 per share or such lesser amount as may be agreed between the parties into free trading shares of EVSY.

     7. Upon the completion of an acquisition Dan Willis, Michael Douglas Smith and Skelly Strong will resign from the Board of Directors. 8. CSS or its designees shall be entitled to be issued an additional 1,000,000 shares of restricted Common Stock of EVSY on a fully diluted basis with anti-dilution protection covering the entire 5,000,000 shares issued and issuable to CSS to give effect to its rights under the original transaction among the parties.

     9. Major decisions, including the identity of the entity that will be combined with EVSY and the terms of such combination shall be subject to the mutual agreement of CSS, Frank Moody and Big Apple Consulting

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Dated this 20th day of February, 2007



/s/  Frank Moody
-------------------------
     Frank Moody

/s/  Randy Clapp
-------------------------
     Randy Clapp                          MJMM Investments, LLC

                                          By:  /s/
                                              ------------------------------
                                                   Mark C. Keley, President


/s/  Dan Willis                           Big Apple Consulting USA, Inc.
-------------------------
     Dan Willis                           By:  /s/
                                             --------------------------------
                                                    Matt Maguire,Vice President

Cain, Smith & Strong II, L.P.

By:  /s/  Skelly Strong
   ----------------------
Name: Authorized Representative


/s/  Skelly Strong
-------------------------
     Skelly Strong